Exhibit 4.3

BIGCOMMERCE HOLDINGS, INC.

2021 INDUCEMENT AWARD PLAN

As adopted by the Board of Directors on July 23, 2021 (the “Effective Date”)

1.	Purpose.

The purpose of the BigCommerce Holdings, Inc. 2021 Inducement Award Plan (the “Plan”) is to provide awards of restricted stock units to persons formerly employed by Feedonomics, LLC (“FDX”) as a material inducement to such individuals entering into employment with BigCommerce Holdings, Inc. (the “Company”) or its Subsidiaries in connection with the consummation of the proposed acquisition of certain assets of FDX by a wholly owned Subsidiary of the Company (the “Acquisition”). Each RSU Grant under the Plan is intended to qualify as an employment inducement award under the Listing Rule 5635(c)(4).

2.	Definitions.

For purposes of the Plan the words and phrases used herein shall have the following meanings:

(a)

“Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Change in Control” means the occurrence of any one or a combination of the following:

(i)

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)

an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2(m)(ii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii)	a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2(c) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2(c) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Committee” means a Committee appointed by the Board pursuant to the Plan.

(f)

“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(g)	“Director” means a member of the Board.

(h)

“Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an RSU Grant held by such Participant.

(i)

“Employee” means any person employed by the Company or any Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(j)	“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(k)

“Fair Market Value” means, as of any date, the value of a share of Common Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

i.

Except as otherwise determined by the Committee, if, on such date, the Common Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

ii.

Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Common Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Common Stock on such date or the preceding trading day, the actual sale price of a share of Common Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

iii.

If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Common Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.

(l)

“Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(m)

“Listing Rule” means the Listing Rules of The Nasdaq Stock Market LLC. Reference to any Listing Rule will include the terms and conditions of the Listing Rule and any applicable Interpretive Material and other guidance issued under the Listing Rule.

(n)

“Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(o)	“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(p)	“Participant” means any eligible person who has been granted one or more RSU Grants.

(q)	“Participating Company” means the Company or any Parent Corporation, Subsidiary or Affiliate.

(r)	“Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(s)	“Subsidiary” means any present or future “subsidiary corporation” as set forth in Section 424(f) of the Code.

(t)	“Securities Act” means the Securities Act of 1933, as amended.

(u)

“RSU,” short for restricted stock unit, means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 6. Each RSU represents an unfunded and unsecured obligation of the Company.

(v)	“RSU Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an RSU Grant.

(w)	“RSU Grant” means an award of RSUs subject to the Plan.

(x)

“Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds three (3) months, then on the first (1st) day following the end of such three-month period the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s RSU Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(y)

“Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an RSU Grant or shares subject to an RSU Grant remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.

3.	Administration.

(a)

The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors appointed by the Board. The Committee shall be comprised solely of Directors who are both “non-employee directors” under Rule 16b-3 under the Exchange Act. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority or powers (i) with respect to persons subject to Section 16 of the Exchange Act, or (ii) in a way that would jeopardize the Plan’s qualification under Rule 16b-3 under the Exchange Act.

(b)

The Committee shall have plenary authority in its discretion, subject to and consistent with the express provisions of the Plan, (i) to determine the persons to whom, and the time or times at which, RSU Grants shall be granted and the number of shares of Common Stock to be subject to each RSU Grant; (ii) to determine the Fair Market Value of shares of Common Stock or other property, (iii) to determine the terms, conditions and restrictions applicable to each RSU Grant (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, the method for satisfaction of any tax withholding obligation arising in connection with any RSU Grant, including by the withholding or delivery of shares of Common Stock, the timing, terms and conditions of the vesting of any RSU Grant or any shares acquired pursuant thereto, the time of expiration of any RSU Grant, the effect of any Participant’s termination of Service on any of the foregoing, and all other terms, conditions and restrictions applicable to any RSU Grant or shares acquired pursuant thereto not inconsistent with the terms of the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limitation, such rules and regulations as it shall deem advisable so that transactions involving RSUs may qualify for exemption under such rules and regulations as the U.S. Securities and Exchange Commission may promulgate from time to time exempting transactions from Section 16(b) of the Exchange Act; (v) to determine whether an RSU Grant will be settled in shares of Common Stock, cash, other property or in any combination thereof, (vi) to determine the form, terms and provisions of, and to cause the Company to enter into, RSU Award Agreements with Participants, in accordance with Section 6(g), in connection with RSUs that may be granted under the Plan, which RSU Award Agreements may vary from one another, as the Committee shall deem appropriate; (vii) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto; (viii) to accelerate, continue, extend or defer the vesting of any RSU Grant or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service, (ix) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted RSU Grants, and (x) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any RSU Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any RSU Grant as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law. Notwithstanding the foregoing, RSU Grants under the Plan must be approved by a majority of the Company’s “Independent Directors,” as defined in the Listing Rules, or the independent Compensation Committee of the Board, in each case acting as the administrator of the Plan.

(c)

RSU Grants under this Plan shall be deemed to have been granted when the determination of the Committee with respect to such RSU Grant is made or, if so determined by the Committee, at a specific future date.

(d)

The Committee shall have the complete and absolute discretion to determine all entitlements to benefits and to interpret the provisions of the Plan. Every action, decision, interpretation or determination by the Committee or the Board with respect to the application or administration of this Plan shall be final and binding upon the Company and each person holding or claiming any right or interest pursuant to any RSU granted under this Plan.

(e)

No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to this Plan or any RSU Grant. To the full extent permitted by law, the Company shall indemnify and hold harmless each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person’s testator or intestate, is or was a member of the Committee.

(f)	In the event of a conflict between the terms of this Plan and the terms of any Agreement, the terms of this Plan shall govern.

4.	Eligibility.

RSU Grants may be granted to Employees so long as the following requirements are met: (a) the employee was not previously an Employee or Director, or the Employee is returning to the employment of the Company following a bona-fide period of non-employment; and (b) the grant of a RSU under the Plan is a material inducement to the Employee’s decision to enter into the employment of the Company or a Subsidiary.

5.	RSU Shares Subject to the Plan.

Subject to the provisions of Section 8 hereof, 195,339 shares (the “Shares”) of Series 1 Common Stock, $0.0001 par value per share, of the Company (the “Common Stock”), shall be available for issuance under the Plan. The Shares may be authorized, but unissued, or reacquired Common Stock.

Only Shares actually issued pursuant to an RSU shall cease to be available under the Plan; all remaining Shares under RSUs shall remain available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan under any RSU shall not be returned to the Plan and shall not become available for future distribution under the Plan. Shares used to satisfy tax withholding obligations with respect to an RSU shall not become available for future grant or sale under the Plan. To the extent an RSU under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.

6.	Grants, Terms and Conditions of RSU Grants.

From time to time until the expiration or earlier termination of the Plan, the Committee may grant RSUs under the Plan to Participants as it determines are warranted. RSU Grants shall be evidenced by RSU Award Agreements specifying the number of RSUs subject to the RSU Grant, in such form as the Committee shall establish. Such RSU Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

(a)

Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving an RSU Grant, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Common Stock issued upon settlement of the RSU Grant.

(b)

Vesting Period. RSU Grants may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such service requirements, conditions, restrictions or performance criteria, as shall be established by the Committee and set forth in the RSU Award Agreement evidencing such RSU Grant.

(c)

Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Common Stock represented by RSUs until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the RSU Award Agreement evidencing any RSU Grants that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Common Stock during the period beginning on the date such RSU Grant is granted and ending, with respect to each share subject to the RSU Grant, on the earlier of the date the RSU Grant is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole RSUs as of the date of payment of such cash dividends on Common Stock, as determined by the Committee. The number of additional RSUs (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Common Stock represented by the RSUs previously credited to the Participant by (b) the Fair Market Value per share of Common Stock on such date. Such cash amount or additional RSUs shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the RSUs originally subject to the RSU Grant. In the event of a dividend or distribution paid in shares of Common Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 8, appropriate adjustments shall be made in the Participant’s RSU Grant so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the RSU Grant, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the RSU Grant.

(d)

Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the RSU Award Agreement evidencing an RSU Grant, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any RSUs pursuant to the RSU Grant which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

(e)

Settlement of RSU Grants. The Company shall issue to a Participant on the date on which RSUs subject to the Participant’s RSU Grant vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the RSU Award Agreement one (1) share of Common Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 6(c)) for each RSU then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any RSU Award Agreement evidencing an RSU Grant that if the settlement date with respect to any shares issuable upon vesting of RSUs would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such RSUs vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Common Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the RSU Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any RSU Grant by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Common Stock or other property otherwise issuable to the Participant pursuant to this Section.

(f)

Nontransferability of RSU Grants. The right to receive shares pursuant to an RSU Grant shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to an RSU Grant granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

(g)

Delivery of Notice and Execution of RSU Award Agreement. Upon the determination to issue an RSU Grant, the Company shall promptly issue a notice representing the Shares subject to the RSU Grant to the Participant. Each Participant shall enter into, and be bound by the terms of, an RSU Award Agreement which shall include or incorporate by reference the terms of the Plan and which shall contain such other terms, conditions and restrictions not inconsistent with the Plan as the Committee shall determine.

7. Listing and Registration of Shares.

Each RSU Grant under the Plan shall be subject to the requirement that, if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Shares covered thereby upon any securities exchange or under the laws of any jurisdiction, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such RSU Grant, or that action by the Company or the Participant should be taken in order to obtain an exemption from any such requirement, then no certificate representing RSU Grants shall be issued unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken on conditions acceptable to the Committee.

8. Adjustments.

Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Common Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Common Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Common Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding RSU Grants in order to prevent dilution or enlargement of a Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding RSU Grants are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding RSU Grants to provide that such RSU Grants are for New Shares. In the event of any such amendment, the number of shares subject to the outstanding RSU Grants shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. The Committee in its discretion, may also make such adjustments in the terms of any RSU Grant to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

9. Change in Control.

Effect of Change in Control on RSU Grants. In the event of a Change in Control, outstanding RSU Grants shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide for any one or more of the following:

(a)

Accelerated Vesting. In its discretion, the Committee may provide in the grant of any RSU Grant or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding RSU Grant or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

(b)

Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any RSU Grant or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding RSU Grant or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an RSU Grant denominated in shares of Common Stock shall be deemed assumed if, following the Change in Control, the RSU Grant confers the right to receive, subject to the terms and conditions of the Plan and the applicable RSU Award Agreement, for each share of Common Stock subject to the RSU Grant immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the settlement of the RSU Grant, for each share of Common Stock subject to the RSU Grant, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change in Control. Any RSU Grant or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c)

Cash-Out of Outstanding RSU Grants. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any RSU Grant denominated in shares of Common Stock or portion thereof outstanding immediately prior to the Change in Control and not previously settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Common Stock subject to such canceled RSU Grant in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled RSU Grants as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled RSU Grants in accordance with the vesting schedules applicable to such RSU Grants..

10.	Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of any RSU Grant.

11.	Amendment or Discontinuance of the Plan.

The Board at any time, and from time to time, may suspend or discontinue the Plan or amend it in any respect whatsoever.

12.	Absence of Rights.

The recommendation or selection of a Participant as a recipient of an RSU Grant under the Plan shall not entitle such person to any RSU unless and until the grant actually has been made by appropriate action of the Committee; and any such grant is subject to the provisions of the Plan. Furthermore, the granting of a RSU to a person shall not entitle that person to continued employment by the Company or any Subsidiary, or affect the terms and conditions of such employment, and the Company shall have the absolute right, in its discretion, to terminate a Participant’s employment at any time for any reason, or for no reason, whether or not such termination may result in a partial or total termination of any RSU Grant.

13.	Plan Adoption.

This Plan shall become effective upon its adoption by the Board, and RSU Grants may be issued upon such adoption and from time to time thereafter. The Plan is not intended to be submitted to the Company’s shareholders for their approval.

14.	Plan Unfunded.

Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

15.	Section 409A.

RSUs will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Committee. The Plan and each Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Committee. To the extent that a RSU, or deferral thereof, is subject to Code Section 409A the RSU will be granted, paid, or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

16.	Severability.

In the event that any one or more provisions of the Plan or any Agreement, or any action taken pursuant to the Plan or such Agreement, should, for any reason, be unenforceable or invalid in any respect under the laws of the United States, any state of the United States or any other government, such unenforceability or invalidity shall not affect any other provision of the Plan or of such or any other Agreement, but in such particular jurisdiction and instance the Plan and the affected Agreement shall be construed as if such unenforceable or invalid provision had not been contained therein or as if the action in question had not been taken thereunder.

17.	Notices.

All notices and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered in person, by cable, telegram, telex or facsimile transmission, to the parties as follows:

If to the Participant, to the Participant’s last known address.

If to the Company:

BigCommerce Holdings, Inc.

Attention: Legal

11305 Four Points Drive

Building II, 3rd Floor

Austin, Texas 78726

Such other addresses as any party may furnish to the other in writing shall be used as applicable, except that notices of change of address shall only be effective upon receipt.

18.	Expenses.

The administrative or other expenses of the Plan shall be paid by the Company.

19.	Gender and Number.

The masculine gender, where appearing herein, shall be deemed to include the feminine gender, and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

20.	Term of Plan.

The Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 10 of the Plan.

21.	Next Business Day Rule.

To the extent that any RSU is granted on a day that is not a business day in which the Nasdaq Stock Market LLC (“Nasdaq”) is open, the date of grant of any RSU shall be the next business day upon which the Nasdaq is open.

22.	Governing Law.

Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each RSU Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.